Subject to Completion Preliminary Term Sheet dated August 1, 2016
Filed Pursuant to Rule 433
Registration Statement No. 333-199784
(To Prospectus dated November 3, 2014,
Prospectus Supplement dated November 3, 2014,
Prospectus Addendum dated January 28, 2016 and
Product Supplement EQUITY INDICES ARN-2, dated
November 3, 2014)

The  notes are being issued by Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation) (“SEK”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-7 of this term sheet and beginning on page PS-6 of product supplement EQUITY INDICES ARN-2.
The initial estimated value of the notes as of the pricing date is expected to be between $9.43 and $9.73 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” on page TS-12 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
By acquiring the notes, you acknowledge, agree to be bound by, and consent to the exercise of any Bail-In Power by the Swedish resolution authority and the Debt Office. All payments are subject to the exercise of any Bail-in Power by the relevant Swedish resolution authority. See “Consent to Bail-in Power” on page TS-3 and “Risk Factors” on page TS-7 of this term sheet.
_________________________
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.
_________________________
	Per Unit	Total
Public offering price(1)	$10.00	$
Underwriting discount(1)	$0.20	$
Proceeds, before expenses, to SEK	$9.80	$
(1)
For any purchase of 500,000 units or more in a single transaction by an individual investor or in combined transactions with the investor's household in this offering, the public offering price and the underwriting discount will be $9.95 per unit and $0.15 per unit, respectively.See “Supplement to the Plan of Distribution” below.

The notes:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value
Merrill Lynch & Co.
August     , 2016

Accelerated Return Notes® Linked to the S&P MidCap 400® Index, due October , 2017
Summary
The Accelerated Return Notes® Linked to the S&P MidCap 400® Index, due October  , 2017 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or any governmental agency of the United States, Sweden, or any other jurisdiction or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of SEK and to the exercise of any Bail-in Power (as described herein) or any other resolution measure by any relevant Swedish resolution authority. The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the S&P MidCap 400® Index (the “Index”), is greater than its Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Payments on the notes, including the amount you receive at maturity, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Index, subject to our credit risk. See “Terms of the Notes” below.
The economic terms of the notes (including the Capped Value) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements.  Our internal funding rate may be lower than the rate we would pay when we issue conventional fixed or floating rate debt securities, in which case this difference in borrowing rates may reduce the economic terms of the notes to you. Additionally, the underwriting discount and the hedging related charge described below, will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.
On the cover page of this term sheet, we have provided the initial estimated value range for the notes.  This initial estimated value range was determined  by taking into consideration certain historical estimated values for similar notes issued by us through the use of our internal valuation methodology, including reference to our  pricing models, which incorporate market data provided by third parties. Our internal valuation methodology also takes into consideration our internal funding rate.  The initial estimated value of the notes we calculate on the pricing date will be set forth in the final term sheet made available to investors in the notes.  For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-12.
Terms of the Notes		Redemption Amount Determination
Issuer:	Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation) (“SEK”)	On the maturity date, you will receive a cash payment per unit determined as follows:
Principal Amount:	$10.00 per unit
Term:	Approximately 14 months
Market Measure:	The S&P MidCap 400® Index (Bloomberg symbol: "MID Index"), a price return index
Starting Value:	The closing level of the Market Measure on the pricing date
Ending Value:
The average of the closing levels of the Market Measure on each scheduled calculation day occurring during the maturity valuation period. The calculation days are subject to postponement in the event of Market Disruption Events, as described on page PS-17 of product supplement EQUITY INDICES ARN-2.

Participation Rate:	300%
Capped Value:	[$10.90 to $11.30] per unit of the notes, which represents a return of [9% to 13%] over the principal amount. The actual Capped Value will be determined on the pricing date.
Maturity Valuation Period:	Five scheduled calculation days shortly before the maturity date.
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-12.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”).

Accelerated Return Notes®	TS-2

Accelerated Return Notes® Linked to the S&P MidCap 400® Index, due October , 2017
The terms and risks of the notes are contained in this term sheet and in the following:
■	Product supplement EQUITY INDICES ARN-2, dated November 3, 2014: http://www.sec.gov/Archives/edgar/data/352960/000119312514393606/d811206d424b3.htm
■	Prospectus addendum dated January 28, 2016: http://www.sec.gov/Archives/edgar/data/352960/000090342316000773/sek-424b3_0127.htm
■	Prospectus and prospectus supplement, each dated November 3, 2014: http://www.sec.gov/Archives/edgar/data/352960/000104746914008749/a2221970zf-3asr.htm
These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-800-294-1322.
Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY INDICES ARN-2. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to SEK.
Consent to Bail-in Power
Under the Swedish Resolution Act 2016, the Swedish resolution authority, the Debt Office, may exercise a Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as SEK) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the Resolution Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the Swedish financial system, public confidence in the banking system and the protection of depositors (also regulated by the Swedish Financial Supervisory Authority (SFSA)) and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the Debt Office would assess these conditions in deciding whether to exercise any Bail-in Power. The Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the notes. Accordingly, if any Bail-in Power is exercised you may lose all or a part of the value of your investment in the notes or receive a different security, which may be worth significantly less than the notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the Debt Office may exercise its authority to implement the Bail-in Power without providing any advance notice to the holders of the notes.
By your acquisition of the notes, you acknowledge, agree to be bound by, and consent to the exercise of any Bail-in Power by the relevant resolution authority.
This is only a summary. For more information, please see “Risk Factors” in this term sheet, and please see the accompanying prospectus addendum, including the full definition of “Bail-in Power” as well as the risk factors therein.

Accelerated Return Notes®	TS-3

Accelerated Return Notes® Linked to the S&P MidCap 400® Index, due October , 2017
Investor Considerations
You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:
■
You anticipate that the Index will increase moderately from the Starting Value to the Ending Value.
■
You are willing to risk a loss of principal and return if the Index decreases from the Starting Value to the Ending Value.
■
You accept that the return on the notes will be capped.
■
You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.
■
You are willing to forgo dividends or other benefits of owning the stocks included in the Index.
■
You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.
■
You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.
■
You are willing to consent to the exercise of any Bail-in Power by the Swedish resolution authority.

■
You believe that the Index will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.
■
You seek principal protection or preservation of capital.
■
You seek an uncapped return on your investment.
■
You seek interest payments or other current income on your investment.
■
You want to receive dividends or other distributions paid on the stocks included in the Index.
■
You seek an investment for which there will be a liquid secondary market.
■
You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.
■
You are unwilling to consent to the exercise of any Bail-in Power by the Swedish resolution authority.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Accelerated Return Notes®	TS-4

Accelerated Return Notes® Linked to the S&P MidCap 400® Index, due October , 2017
Hypothetical Payout Profile
The below graph is based on hypothetical numbers and values.
Accelerated Return Notes
This graph reflects the returns on the notes, based on the Participation Rate of 300% and a Capped Value of $11.10 (the midpoint of the Capped Value range of [$10.90 to $11.30]). The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Index.
This graph has been prepared for purposes of illustration only.

Hypothetical Payments at Maturity
The following table and examples are for purposes of illustration only.  They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Participation Rate, Ending Value, Capped Value, and term of your investment.
The following table is based on a Starting Value of 100, the Participation Rate of 300% and a Capped Value of $11.10 per unit.  It illustrates the effect of a range of Ending Values on the Redemption Amount per unit of the notes and the total rate of return to holders of the notes.  The following examples do not take into account any tax consequences from investing in the notes.
Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
94.00	-6.00%	$9.40	-6.00%
97.00	-3.00%	$9.70	-3.00%
100.00(1)	0.00%	$10.00	0.00%
102.00	2.00%	$10.60	6.00%
105.00	5.00%	$11.10(2)	11.00%
110.00	10.00%	$11.10	11.00%
120.00	20.00%	$11.10	11.00%
130.00	30.00%	$11.10	11.00%
140.00	40.00%	$11.10	11.00%
150.00	50.00%	$11.10	11.00%
160.00	60.00%	$11.10	11.00%
(1)	The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Market Measure.
(2)	The Redemption Amount per unit cannot exceed the hypothetical Capped Value.
For recent actual levels of the Market Measure, see “The Index” section below. The Index is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.
Accelerated Return Notes®	TS-5

Accelerated Return Notes® Linked to the S&P MidCap 400® Index, due October , 2017
Redemption Amount Calculation Examples
Example 1
The Ending Value is 80.00, or 80.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 80.00
= $8.00 Redemption Amount per unit
Example 2
The Ending Value is 102.00, or 102.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 102.00
= $10.60 Redemption Amount per unit
Example 3
The Ending Value is 130.00, or 130.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 130.00
= $19.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $11.10 per unit
Accelerated Return Notes®	TS-6

Accelerated Return Notes® Linked to the S&P MidCap 400® Index, due October , 2017
Risk Factors
There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” section beginning on page PS-6 of product supplement EQUITY INDICES ARN-2 and page PA-1 of the prospectus addendum identified above, as well as the explanation of certain risks related to SEK contained in Item 3 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2015, which was filed with the SEC on February 26, 2016, and is incorporated by reference herein. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
■	Depending on the performance of the Index as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
■	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
■
Payments on the notes are subject to our credit risk, and any actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

■
As described above under “Consent to Bail-In Power,” the Debt Office may exercise any Bail-in Power under the conditions described in such section of this term sheet. If any Bail-in Power is exercised you may lose all or a part of the value of your investment in the notes or receive a different security, which may be worth significantly less than the notes and which may have significantly fewer protections than those typically afforded to debt securities. The Bail-in Power includes “write-down and conversion power” which allows for the cancellation of any amounts payable on the notes, including principal, and/or the conversion of any amounts payable on the notes into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the notes. Moreover, the Debt Office may exercise its authority to implement the Bail-in Power without providing any advance notice to the holders of the notes. By your acquisition of the notes, you acknowledge, agree to be bound by, and consent to the exercise of any Bail-in Power by the Debt Office. The exercise of any Bail-in Power with respect to the notes will not be a default or an Event of Default (as each term is defined in the indenture relating to the notes). The trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the Bail-in Power with respect to the notes. Your rights as a holder of the notes are subject to, and will be varied, if necessary, so as to give effect to the exercise of any Bail-in Power by the Debt Office. See “Consent to Bail-in Power” above and the risk factors in the accompanying prospectus addendum for more information.

■	Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Index.
■
The initial estimated value of the notes is an estimate only, determined as of a particular point in time using an internal valuation methodology, including reference to our pricing models, which incorporate market data provided by third parties. Our internal valuation methodology and these pricing models consider certain assumptions and variables, including our internal funding rate on the pricing date, expectations on interest rates and volatility, and the expected term of the notes. Our internal valuation methodology and these pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value may also differ from the value we assign to the notes for financial reporting purposes at any given time.

■
The public offering price you pay for the notes will exceed the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, changes in the level of the Index, our internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” on page TS-12. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

■
The initial estimated value of the notes is an estimate only, determined as of a particular point in time. The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S or any of our respective affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time.  The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Index, our creditworthiness and changes in market conditions.

■
A trading market is not expected to develop for the notes. None of us, MLPF&S, or any of our respective affiliates is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

■
The business, hedging and trading activities of MLPF&S and its affiliates (including trades in shares of companies included in the Index) and any hedging and trading activities MLPF&S or its affiliates engage in for their clients’ accounts may affect the market value and return of the notes and may create conflicts of interest with you.

■	The Index sponsor may adjust the Index in a way that affects its level, and has no obligation to consider your interests.
Accelerated Return Notes®	TS-7

Accelerated Return Notes® Linked to the S&P MidCap 400® Index, due October , 2017
■
You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

■
While we, MLPF&S or our respective affiliates may from time to time own shares of companies included in the Index, we, MLPF&S and our respective affiliates do not control any company included in the Index, and have not verified any disclosure made by any other company.

■	There may be potential conflicts of interest involving the calculation agent, which is MLPF&S. We have the right to appoint and remove the calculation agent.
■
The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Material Summary Tax Consequences” below and “Material U.S. Federal Income Taxation Considerations” beginning on page PS-29 of product supplement EQUITY INDICES ARN-2.

In addition to these risk factors, it is important to bear in mind that the notes are senior debt securities of SEK and are not guaranteed or insured by the FDIC or secured by collateral, nor are they obligations of, or guaranteed by, the Kingdom of Sweden.  The notes will rank equally with all of SEK’s unsecured and unsubordinated debt, and any payments due on the notes, including any repayment of principal, will be subject to the credit risk of SEK.

Accelerated Return Notes®	TS-8

Accelerated Return Notes® Linked to the S&P MidCap 400® Index, due October , 2017
The Index
All disclosures contained in this term sheet regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P” or the “Index sponsor”). S&P, which owns the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of any discontinuance of the Index are discussed in the section entitled “Description of ARNs—Discontinuance of an Index” on page PS-19 of product supplement EQUITY INDICES ARN-2.  None of us, the calculation agent or MLPF&S accepts any responsibility for the calculation, maintenance, or publication of the Index or any successor index.
General
The Index is intended to provide a benchmark for the performance of the publicly traded mid-sized U.S. companies. The Index tracks the stock price movement of 400 companies with mid-sized market capitalizations, primarily ranging from $1.4 billion to $5.9 billion. The calculation of the level of the Index is based on the relative value of the aggregate market value of the common stocks of 400 companies as of a particular time compared to the aggregate average market value of the common stocks of 400 similar companies on the base date of June 28, 1991.
S&P chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the medium capitalization segment of the U.S. equity market. Relevant criteria employed by S&P include U.S. company status, a market capitalization range between $1 billion and $4.4 billion, financial viability, adequate liquidity, and a public float of at least 50%, sector representation, and status as an operating company.  Ten main groups of companies comprise the Index, with the approximate percentage of the market capitalization of the Index included in each group as of June 30, 2016 indicated in parentheses: Consumer Discretionary (11.7%); Consumer Staples (4.6%); Energy (3.7%); Financials (26.9%); Health Care (9.0%); Industrials (13.2%); Information Technology (16.7%); Materials (7.7%); Telecommunication Services (0.2%); and Utilities (6.4%).  S&P from time to time, in its sole discretion, may add companies to, or delete companies from, the Index to achieve the objectives stated above.
S&P calculates the Index by reference to the prices of the constituent stocks of the Index without taking account of the value of dividends paid on those stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the Index constituent stocks and received dividends paid on those stocks.
Computation of the Index
While S&P currently employs the following methodology to calculate the Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the amount an investor receives on the maturity date of the Notes.
Historically, the market value of any component stock of the Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the Index to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the Index.
Under float adjustment, the share counts used in calculating the Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:
●	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;
●	holdings by government entities, including all levels of government in the U.S. or foreign countries; and
●
holdings by current or former officers and directors of a company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares”, shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.
For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above, where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated multiplying, for each stock in the Index, the IWF, the price, and total number of shares outstanding, adding together the resulting amounts, and then dividing that sum by the index divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.
Accelerated Return Notes®	TS-9

Accelerated Return Notes® Linked to the S&P MidCap 400® Index, due October , 2017
The Index is calculated using a base-weighted aggregate methodology. The level of the Index reflects the total market value of all 400 component stocks relative to the base date of June 28, 1991. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time.
The actual total market value of the component stocks on the base date of June 28, 1991 has been set to an indexed value of 100. This is often indicated by the notation June 28, 1991 = 100. In practice, the daily calculation of the Index is computed by dividing the total market value of the component stocks by the “index divisor”. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the Index, it serves as a link to the original base period level of the Index. The index divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the Index, which is index maintenance.
Index Maintenance
Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spin-offs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the Index, and do not require index divisor adjustments.
To prevent the level of the Index from changing due to corporate actions, corporate actions which affect the total market value of the Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the Index remains constant and does not reflect the corporate actions of individual companies in the Index. Index divisor adjustments are made after the close of trading and after the calculation of the Index closing level.
Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock  repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at-the-market stock offerings, or other recapitalizations) are made weekly and are announced on Wednesday for implementation after the close of trading on the following Wednesday. Changes of less than 5.00% due to a company's acquisition of another company in the Index are made as soon as reasonably possible. All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.
Changes in IWFs of more than five percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually, when IWFs are reviewed.
The following graph shows the daily historical performance of the Index in the period from January 1, 2008 through July 27, 2016.  We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On July 27, 2016, the closing level of the Index was 1,548.49.
Historical Performance of the Index

1700
1600
1500
1400
1300
1200
1100
1000
900
800
700
600
500
400
300
Jan–08
Jul–08
Jan–09
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Jan–11
Jul–11
Jan–12
Jul–12
Jan–13
Jul–13
Jan–14
Jul–14
Jan–15
Jul–15
Jan–16
Jul–16

This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the Index.
Accelerated Return Notes®	TS-10

Accelerated Return Notes® Linked to the S&P MidCap 400® Index, due October , 2017
License Agreement
“S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”).  These trademarks will be licensed for use by S&P Dow Jones Indices LLC. “Standard & Poors®”, “S&P MidCap 400® Index”, and “S&P®” are trademarks of S&P. These trademarks will be sublicensed for certain purposes by MLPF&S and will be sublicensed by us.  The Index is a product of S&P Dow Jones Indices LLC and/or its affiliates and will be licensed for use by MLPF&S and will be sublicensed by us.
The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Index to track general market performance.  S&P Dow Jones Indices’ only relationship to MLPF&S with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors.  The Index is determined, composed and calculated by S&P Dow Jones Indices without regard to us, MLPS&S, or the notes.  S&P Dow Jones Indices have no obligation to take our needs or the needs of MLPF&S or holders of the notes into consideration in determining, composing or calculating the Index.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash.  S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes.  There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors.  Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice.   Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index.  It is possible that this trading activity will affect the value of the notes.S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, MLPF&S, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND MLPF&S, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.”

Accelerated Return Notes®	TS-11

Accelerated Return Notes® Linked to the S&P MidCap 400® Index, due October , 2017
Supplement to the Plan of Distribution
Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.
MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. At MLPF&S’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S for the notes will be based on the then-prevailing market conditions and other considerations, including the performance of the Index and the remaining term of the notes. However, none of us, MLPF&S, or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S or any of our respective affiliates will purchase your notes, at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions, and other considerations as mentioned above, and will include transaction costs. This price is expected to be higher than or lower than the initial estimated value of the notes, which is calculated by SEK using the internal valuation methodology described above, and not by MLPF&S.
The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding SEK or for any purpose other than that described in the immediately preceding sentence.
An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:
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the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

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a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

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a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).
Please contact your Merrill Lynch financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

Structuring the Notes
The notes are our debt securities, the return on which is linked to the performance of the Index.  As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we may borrow the funds under these notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security, in which case this difference in rates will reduce the economic terms of the notes to you. Additionally,
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Accelerated Return Notes® Linked to the S&P MidCap 400® Index, due October , 2017
the fees and charges associated with market-linked notes typically result in the initial estimated value of the notes on the pricing date being less than their public offering price.
At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Index and the $10 per unit Principal Amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Index, the tenor of the note and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements. The initial estimated value may also differ from the value we assign to the notes for financial reporting purposes at any given time.
MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.
Material Summary Tax Consequences
The following summary qualifies and supplements, and to the extent inconsistent supersedes the discussion under the section entitled “Material U.S. Federal Income Taxation Considerations” beginning on page PS-29 of product supplement EQUITY INDICES ARN-2, which you should read carefully prior to investing in the notes.
An investment in the notes includes the following U.S. federal income tax consequences:
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You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a single financial contract with respect to the Market Measure.

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Under this characterization and tax treatment of the notes, a “U.S. holder” (as defined in product supplement EQUITY INDICES ARN-2) generally will recognize capital gain or loss upon maturity or upon a sale, exchange, or redemption of the notes prior to maturity, and will not be required to recognize current income prior to maturity or prior to such sale or exchange.  Capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

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There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.  Accordingly, no assurance can be given that the IRS or any court will agree with this characterization and tax treatment.  Under alternative characterizations of the notes, it is possible, for example, that the notes could be treated as contingent payment debt instruments, or as including a debt instrument and a forward contract or two or more options.  In addition, proposed changes in law or administrative guidance could materially affect the tax treatment of the notes.  As a result, the timing and character of income on the notes could differ materially from the above description.  For example, it is possible that a holder of the notes could be required to accrue income over the term of the notes and/or recognize ordinary gain or loss upon maturity of the notes.

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Dividend equivalent payments. A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax (or a lesser rate determined under an applicable income tax treaty) if paid to a non-U.S. Holder.  Payments on certain equity-linked instruments (“specified ELIs”) that are contingent upon or determined by reference to U.S. source dividends, including a portion of the payments received on the retirement or disposition of specified ELIs (such as certain ARNs), may be treated as dividend equivalents beginning January 1, 2017, in respect of a specified ELI issued (or significantly modified) on or after January 1, 2017.  Accordingly, payments on the notes are not expected to be “dividend equivalent” payments subject to withholding.  If a note is a specified ELI and thus subject to withholding tax on dividend equivalent payments, we would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the notes in order to minimize or avoid U.S. withholding taxes.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

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Accelerated Return Notes® Linked to the S&P MidCap 400® Index, due October , 2017
Where You Can Find More Information
We have filed a registration statement (including a product supplement, a prospectus supplement,  a prospectus addendum, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-800-294-1322.
Market-Linked Investments Classification
MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.
Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential.  As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.
"Accelerated Return Notes® " and "ARNs® " are registered service marks of Bank of America Corporation, the parent company of MLPF&S.
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